Registration No. 333-

As filed with the Securities and Exchange Commission on October 15, 2024

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SONO-TEK CORPORATION

(Exact name of Registrant as specified in its charter)

New York	14-1568099
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2012 Route 9W

Milton, NY 12547

845-795-2020

(Address and telephone number of Registrant's principal executive offices)

Sono-Tek Corporation 2023 Stock Incentive Plan

(Full title of plans)

Stephen J. Bagley

Chief Financial Officer

Sono-Tek Corporation

2012 Route 9W

Milton, NY 12547

845-795-2020

(Name, address and telephone number of agent for service)

Copies of all Correspondence to:

David M. Henkoff, Esq.

Eilenberg & Krause LLP

6 East 43rd Street, 26th Floor

New York, NY 10017

Tel: 212-986-9700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller Reporting Company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b)(i) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not being, filed by us with the Securities and Exchange Commission (“SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

As used herein or any in any document incorporated by reference hereto, the “Company”, “Sono-Tek Corporation.”, “Registrant”, “we”, “us”, or “our” refers to Sono-Tek Corporation and its consolidated subsidiaries.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission, this Registration Statement omits the information specified in Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the SEC by the Registrant pursuant to the Securities Exchange Act of 1934 are incorporated by reference in this registration statement:

•	Annual Report on Form 10-K for the fiscal year ended February 29, 2024 filed with the SEC on May 23, 2024;
•	Current Report on Form 8-K (other than information furnished rather than filed) filed with the SEC on May 23, 2024;
•	Current Report on Form 8-K filed with the SEC on July 1, 2024;
•	Current Report on Form 8-K (other than information furnished rather than filed) filed with the SEC on July 11, 2024;
•	Quarterly Report on Form 10-Q for the quarter ended May 31, 2024 filed with the SEC on July 11, 2024;
•	Current Report on Form 8-K (other than information furnished rather than filed) filed with the SEC on October 15, 2024;
•	Quarterly Report on Form 10-Q for the quarter ended August 31, 2024 filed with the SEC on October 15, 2024; and
•	The description of our Common Stock contained in our Form 8-A filed August 26, 2021.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. We may also incorporate any Form 8-K subsequently filed or furnished by us to the SEC prior to the filing of any such post-effective amendment, by identifying in such Form 8-K that it is being incorporated by reference herein, and any Forms 8-K so identified shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The By-Laws of the Registrant (Article IX) provide the following:

“Section 1 - Directors and Officers:

The Corporation shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was made or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or any other entity, which any director or officer of the Corporation is serving, has served or has agreed to serve in any capacity at the request of the Corporation, by reason of the fact that such person or such person's testator or intestate is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other entity in any capacity, against judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and costs, charges and expenses, including attorneys' fees, incurred in connection with such action or proceeding or any appeal therein; provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

Section 2 - Non-Exclusivity:

Nothing contained in this Article IX shall limit the right to indemnification and advancement of expenses to which any person would be entitled by law in the absence of this Article, or shall be deemed exclusive of any other rights to which such person seeking indemnification or advancement of expenses may have or hereafter may be entitled under law, any provision of the Certificate of Incorporation, or By-Laws, any agreement approved by the Board of Directors, or a resolution of shareholders or directors; and the adoption of any such resolution or entering into of any such agreement approved by the Board of Directors is hereby authorized.

Section 3 - Continuity of Rights.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall (i) apply with respect to acts or omissions occurring prior to the adoption of this Article IX to the fullest extent permitted by law, and (ii) survive the full or partial repeal or restrictive amendment hereof with respect to events occurring prior thereto.”

Sections 721 through 726 of the New York Business Corporation Law (“NYBCL”) provide for indemnification of directors and officers. If a director or officer is successful on the merits or otherwise in a legal proceeding, such person is entitled to indemnification to the extent he or she was successful. Further, indemnification is permitted in both third-party and derivative suits if such person acted in good faith and for a purpose he or she reasonably believed was in the best interest of Registrant, and if, in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Indemnification under this provision applies to judgments, fines, amounts paid in settlement and reasonable expenses, in the case of derivative actions. In a derivative action, however, a director or officer may not be indemnified for amounts paid to settle such a suit or for any claim, issue or matter as to which such person shall have been adjudged liable to the Registrant absent a court determination that the person is fairly and reasonably entitled to indemnity. Notwithstanding the failure of the Registrant to provide indemnification and despite any contrary resolution of the board of directors, indemnification shall be awarded by the proper court pursuant to Section 724 of the NYBCL to the extent authorized under the NYBCL. Under New York law, expenses may be advanced upon receipt of an undertaking by or on behalf of the director or officer to repay the amounts in the event the recipient is ultimately found not to be entitled to indemnification. The advance is conditioned only upon receipt of the undertaking and not upon a finding that the officer or director has met the applicable indemnity standards.

Article Six of the Registrant's Certificate of Incorporation provides the following:

“(6) The Corporation may, to the fullest extent permitted by Sections 721 through 726 of the Business Corporation Law of New York, indemnify any and all directors and officers whom it shall have power to indemnify under the said sections from and against any and all of the expenses, liabilities or other matters referred to in or covered by such sections, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which the persons so indemnified may be entitled under any By-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity by holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.”

Article Seven of the Registrant's Certificate of Incorporation provides the following:

“(7) No director of the Corporation shall be personally liable to the Corporation or shareholders for damages for any breach of duty as a director; provided that this Article (7) shall neither eliminate nor limit liability: (a) if judgment or other final adjudication adverse to such director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719 of the Business Corporation law; or (b) for any act or omission prior to the effectiveness of this Article (7). Any repeal of or modification to the provisions of this Article (7) shall not adversely affect any right or protection of a director of the Corporation existing pursuant to this Article (7) immediately prior to such repeal or modification.”

We have entered into an insurance contract for directors and officers and have procured indemnification insurance.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Numbers	Description of Document
3.1	Certificate of Incorporation of the Registrant and all amendments thereto (incorporated by reference to the Registrant’s Registration Statement on Form S-8, File No. 333-112913)
3.2	By-laws of the Registrant, as amended(incorporated herein by reference to the Registrant's Current Report on Form 8-K filed with the SEC on March 13, 2019)
4.1	Sono-Tek Corporation 2023 Stock Incentive Plan (incorporated herein by reference to Exhibit A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on July 20, 2023)
*4.2	Form of Notice of Stock Option Award Sono-Tek Corporation 2023 Stock Incentive Plan
*5.1	Opinion of Eilenberg & Krause LLP
*23.1	Consent of Eilenberg & Krause LLP (contained in their opinion constituting Exhibit 5.1)
*23.2	Consent of Marcum LLP.
*24.1	Power of Attorney (included on signature page)
*107	Filing Fee Table

____________

*        Filed herewith

Item 9. Undertakings.

(a)       The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City Milton, New York, on October 15, 2024.

SONO-TEK CORPORATION

By: /s/ R. Stephen Harshbarger

R. Stephen Harshbarger

Chief Executive Officer & President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated. Each person whose signature appears below hereby authorizes R. Stephen Harshbarger with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints R. Stephen Harshbarger, with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

Signature	Title	Date
/s/ R. Stephen Harshbarger R. Stephen Harshbarger	Chief Executive Officer (Principal Executive Officer), President and Director	October 15, 2024
/s/ Stephen J. Bagley Stephen J. Bagley	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 15, 2024
/s/ Christopher L. Coccio Christopher L. Coccio	Chairman of the Board of Directors and Executive Chairman	October 15, 2024
/s/ Eric Haskell Eric Haskell	Director	October 15, 2024
/s/ Adeniyi Lawal Adeniyi Lawal	Director	October 15, 2024
/s/ Carol O’Donnell Carol O’Donnell	Director	October 15, 2024
/s/ Joseph Riemer Joseph Riemer	Director	October 15, 2024
/s/ Philip Strasburg Philip Strasburg	Director	October 15, 2024

EXHIBIT INDEX

Exhibit Numbers	Description of Document
3.1	Certificate of Incorporation of the Registrant and all amendments thereto (incorporated by reference to the Registrant’s Registration Statement on Form S-8, File No. 333-112913)
3.2	By-laws of the Registrant, as amended (incorporated herein by reference to the Registrant's Current Report on Form 8-K filed with the SEC on March 13, 2019)
4.1	Sono-Tek Corporation 2023 Stock Incentive Plan (incorporated herein by reference to Exhibit A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on July 20, 2023)
4.2	Form of Notice of Stock Option Award Sono-Tek Corporation 2023 Stock Incentive Plan
5.1	Opinion of Eilenberg & Krause LLP
23.1	Consent of Eilenberg & Krause LLP (contained in their opinion constituting Exhibit 5.1)
23.2	Consent of Marcum LLP
24.1	Power of Attorney (included on signature page)
107	Filing Fee Table